SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form 8-K
                                Current Report


                    Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934

      Date of Report (Date of earliest event reported):   September 8, 1999



                        Applied Magnetics Corporation
                        -----------------------------
            (Exact name of registrant as specified in its charter)


           Delaware                                      1-6635
           --------                                      ------
(State or other jurisdiction of                 (Commission file number)
incorporation or organization)

                                  95-1950506
                                  ----------
                     (I.R.S. Employer Identification No.)



                     75 Robin Hill Road, Goleta, CA 93117
                     ------------------------------------
              (Address of principal executive office)  (Zip Code)


      Registrant's telephone number, including area code: (805) 683-5353

















                           Exhibit Index on Page 4

Item 5.     Other Events.

            On September 8, 1999, Applied Magnetics Corporation (the "Company") announced that it had completed its Rights Offering of common stock to its stockholders, which raised approximately $18.1 million in additional equity. Pursuant to the Rights Offering, approximately 12.3 million shares were issued at a fixed subscription price of $1.00 per share and approximately 6.9 million shares were issued at a fixed subscription price of $0.85 per share.

            The Company also announced that it has reached agreements in principal with respect to individual private placements of new convertible debt instruments and common stock, which together with the Rights Offering, will provide the Company with approximately $30.5 million in new financing.


Item 7.     Financial Statements and Exhibits.
            ---------------------------------

            (c) Exhibits

            99.1 Press Release dated September 8, 1999, Relating to Completion of Rights Offering and Additional Financing.

                                   SIGNATURE

            Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    APPLIED MAGNETICS CORPORATION


                                    By:   /s/ Peter T. Altavilla
                                          -------------------------
                                          Name:  Peter T. Altavilla

                                          Title: Secretary and Controller

Date: September 8, 1999

                                 EXHIBIT INDEX


   Exhibit   Description                                                 Page
   -------   -----------                                                 ----

    99.1     Press Release dated September 8, 1999, Relating to           5
             Completion of Rights Offering and Additional
             Financing.

                                                                    Exhibit 99.1
                                                                    ------------



             APPLIED MAGNETICS CORPORATION ANNOUNCES COMPLETION OF
                    RIGHTS OFFERING AND ADDITIONAL FINANCING


GOLETA, California, September 8, 1999 APPLIED MAGNETICS CORPORATION (APM:NYSE) today announced the completion of the Company's previously announced Rights Offering of common stock to its stockholders. Approximately 12.3 million shares were issued at a fixed subscription price of $1.00 per share and approximately
6.9 million shares were issued at a fixed subscription price of $0.85 per share. The Company raised approximately $18.1 million in additional equity. Following the offering, Applied Magnetics will have 64.9 million common shares outstanding, an increase of 19.2 million as a result of the Rights Offering. Stockholders who submitted subscriptions under the offering should expect to receive certificates for the newly issued shares, or postings to their brokerage account, within three weeks.

Additionally, the Company has reached agreements in principle with respect to individual private placements of new convertible debt instruments and common stock. These transactions, together with the Rights Offering, will provide the Company with a total of approximately $30.5 million in new financing. The agreements in principle provide, in part, for the redemption of $5 million par value of the Company's 7% convertible subordinated debentures and the Company will not be required to pay the semi-annual interest on September 15, 1999 on those debentures. The Company will also realize immediate cash savings of approximately $805,000 as it has agreed in principle to issue shares of common stock to another holder of the 7% convertible subordinated debentures in lieu of the September 15, 1999 interest payment.

"We are very pleased with the results of our recent financing efforts. These proceeds will enable us to concentrate fully on our mission of manufacturing the best heads in the industry" said Craig Crisman, Chairman and CEO of the Company.

Proceeds from these transactions will be used to fund production of MR and GMR products, including related working capital. As announced on August 10, 1999, the Company has received production orders for MR heads pending completion of qualification for delivery starting in the fourth fiscal quarter of 1999. The Company is currently in the process of qualifying GMR product at capacities ranging from 8.6 to 10.2 gigabytes per 3.5" disk and anticipates initial production volumes of GMR in the first quarter of fiscal 2000.







                                   - more -

Forward-looking statements included in this release are based on estimates and assumptions made by management of the Company, which, although believed to be reasonable, are inherently uncertain and difficult to predict. Therefore, undue reliance should not be placed upon such estimates. Such statements are subject to certain risks and uncertainties inherent in the Company's business that could cause actual results to differ materially from those projected. These factors include, but are not limited to: successful transition to volume production of MR and GMR disk head products with profitable yields; the limited number of customers and customer changes in short range and long range plans; competitive pricing pressures; changes in business conditions affecting the Company's financial position or results of operations which significantly increase the Company's working capital needs; the Company's inability to generate or obtain sufficient capital to fund its working capital needs; the Company's ability to control inventory levels; domestic and international competition in the Company's product areas; risks related to international transactions; and general economic risks and uncertainties.

Applied Magnetics Corporation is an independent manufacturer of magnetic recording heads, head-gimbal assemblies ("HGAs") and headstack assemblies ("HSA's") for computer hard disk drives. Founded in 1957, Applied Magnetics is the oldest independent U.S. based supplier of disk heads to the merchant market. Headquartered in Goleta, California, the Company employs over 3000 people around the world, with facilities in Malaysia, Korea, Singapore and China. The Company's worldwide web site can be found at www.appmag.com.



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